Exhibit 99.1
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INTERVIEW-Ex-Goldcorp CEO McEwen takes midas touch to U.S.
August 5, 2005

(Amounts in U.S. dollars unless noted)

By Nichole Mordant

VANCOUVER, British Columbia, Aug 5 (Reuters)- News last week that Rob McEwen, the former chief executive officer of Canada's Goldcorp Inc. (G.TO), will take over the helm of U.S. Gold (USGL.OB) has lit a fire under the stock price of the tiny, illiquid and little-known gold mining explorer.

Shares in U.S. Gold, which is listed on the high-risk, over-the-counter Bulletin Board (OTCBB) in the United States, have tripled in value since McEwen announced that he had bought a third of the company and will take over as chairman and CEO.

McEwen is best known in mining circles for leading the transformation of Toronto-based Goldcorp from a $50 million investment firm into North American's fourth biggest gold producer with a market value of $5.5 billion.

He still chairs Goldcorp, which owns Canada's biggest gold mine, Red Lake in northern Ontario, but has shifted his gaze south to the so-called Cortez Trend region in Nevada and now has big plans for his new venture.

"The plan would be to get (U.S. Gold) listed on a larger exchange fairly quickly...I was looking at an AMEX or Nasdaq listing, and would consider a Toronto listing as well." McEwen told Reuters in an interview late on Thursday.

McEwen's immediate goal is to "aggressively" explore U.S. Gold's only property, Tonkin Springs, which is estimated to contain a 1.4 million ounce inferred gold resource. An inferred resource is a mineral find based on only a few drill holes.

"To me (the resource) is just an indication that there is gold in the system. A lot of the previous joint venture partners have wanted to put that into production right away."

"My interest is let's start drilling all over the property. Let's start looking for that Cortez Hills deposit at depth," McEwen said referring to gold producer Placer Dome Inc.'s (PDG.TO) rich 2003 discovery that sparked off a staking rush.

Nevada is a well-known gold mining region and is home to some of the world's lowest cost and most profitable gold operations. Newmont Mining Co. (NEM.N), Barrick Gold Corp. (ABX.TO) and Placer Dome, North American's biggest producers, are all active in the states as well as in the Cortez Trend.

U.S. Gold is McEwen's second bet on the Cortez Trend. He also recently amassed a 17 percent stake in White Knight Resources (WKR.V), another small gold explorer and one whose property adjoins U.S. Gold's. Since McEwen's purchases the stock's value has more than doubled to C$1.62.

U.S. Gold's stock hit a high of $1.55 this week but was last at $1.25 on Friday, up 220 percent on its 39 cent close last Friday before McEwen announced his purchase.

In a move both parties insisted was purely coincidental, Novagold Resources Inc. (NG.TO), another small Canadian gold explorer, announced just after McEwen that they had bought a 16 percent stake in U.S. gold. That makes it the firm's second biggest shareholder.

($1 = $1.22 Canadian)